Exhibit 10.9

EXECUTION COPY

AMENDED AND RESTATED
JUNIOR PARTNER EMPLOYMENT AGREEMENT

AGREEMENT (this “Agreement”) made as of January 1, 2011, by and between Fairway Group Holdings Corp., a Delaware corporation with an office at 2284 12th Avenue, NY, NY 10027 (the “Company”), and Peter Romano, an individual residing at 1035 80th Street (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is presently the Vice President—Produce of the Company and each subsidiary of the Company (collectively with the Company and any entity that hereafter becomes a subsidiary of the Company, the “Fairway Group”);

WHEREAS, the Company and Executive are parties to an employment agreement dated as of January 18, 2007 (the “Prior Agreement”), entered into in connection with, and as a condition to, the Company’s acquisition of the retail grocery and food service business operated by Fairway Operating Corp., Fairway Wholesale & Distribution Co., Inc., Anytime Food Corp., Fairway Plainview, LLC, Fairway Brooklyn, LLC and Fairway Central Services Corp. (collectively, the “Sellers”) under that certain Asset Purchase Agreement, dated as of October 31, 2006 (the “Purchase Agreement”), among (i) the Company, (ii) the Sellers, (iii) Howard Glickberg, Harold Seybert and David Sneddon (collectively, the “Stockholders”) and (iv) Fairway Group Acquisition Company;

WHEREAS, the Company and Executive desire to amend and restate the terms of the Prior Agreement; and

WHEREAS, this Agreement shall supercede and completely replace the Prior Agreement as of the date hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.             EMPLOYMENT.

The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth.  Executive shall hold the office of Vice President—Produce of the Fairway Group reporting to the President of the Fairway Group and any other persons designated by the Board of Directors of the Company (the “Board of Directors”) as part of the Office of the President (collectively, the “President”).

2.             TERM.

The term of employment under this Agreement shall begin on the date hereof and shall continue until March 31, 2013, subject to prior termination in accordance with the terms hereof (the “Initial Term”); provided, however, that the Initial Term shall be automatically extended for successive additional periods of 18 months each (each such 18 month period, an “Additional Term”), unless either party shall have given written notice to the other party of non-extension at least sixty (60) days prior to the end of the then applicable Initial Term or Additional Term (the Initial Term and any Additional Term collectively, the “Employment Term”).  Notice of non-extension by the Company shall be deemed a termination without justifiable cause (as defined herein) at the end of the then current Employment Term.

3.             COMPENSATION.

(a)           As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer or director of any member of the Fairway Group, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in equal installments in accordance with Company practice, an initial annual salary of $365,000 (the “Annual Salary”).  Executive’s Annual Salary hereunder for the remaining years of employment shall be determined by the Board of Directors in its sole discretion, but shall not in any year be reduced below the rate for the previous year.

(b)           During each fiscal year of the Employment Term, Executive shall be eligible for an annual bonus, determined as follows:

(i)            $100,000 if the Company’s EBITDA (as defined in the Company’s senior credit agreement and reported to the lenders under such senior credit agreement) for such fiscal year (the EBITDA as reported to such lenders being “Actual EBITDA”) equals 100% of the Target EBITDA (as defined below) for such fiscal year; provided, however, that

(A) if such Actual EBITDA is less than 100.0% of the Target EBITDA but at least 90.0% of such Target EBITDA, then the bonus amount shall be equal to the difference between (1) $100,000 and (2) the product determined by multiplying (x) $300,000 by (y) a fraction, the numerator of which is the difference between Target EBITDA and Actual EBITDA and the denominator of which is Target EBITDA;

(B) if such Actual EBITDA is more than 100.0% of the Target EBITDA, then the bonus amount shall be equal to the sum of (1) $100,000 plus (2) the product determined by multiplying (x) $300,000 by (y) a fraction, the numerator of which is the difference between Actual EBITDA and Target EBITDA and the denominator of which is Target EBITDA; or

(C) if such Actual EBITDA is less than 90.0% of the Target EBITDA, Executive shall not be entitled to a bonus pursuant to this subclause (i);

and

(ii)           up to $100,000 based on meeting criteria established by the Board of Directors in its sole discretion related to Company-wide objectives, including but not limited to meeting gross margin targets and other management initiatives.

For purposes of this Section 3(b), “Target EBITDA” for each fiscal year of the Company shall be established by the Board of Directors prior to the start of such fiscal year, provided that for the fiscal year ending April 3, 2011 Target EBITDA shall be $30,500,000.

The payment by the Company to the Executive of such bonus shall be made no later than fifteen (15) days after delivery of the Company’s audited consolidated financial statements to its lenders; provided, however, that Executive shall not be entitled to such bonus if either (i) Executive has failed to comply with the Company’s Code of Business Conduct and Ethics and other written policies (including without limitation reporting policies as set forth from time to time in the Fairway Group’s organizational chart) established by the Board of Directors (collectively, the “Code of Conduct”), as determined in reasonable good faith by the Board of Directors, and either (x) such failure to comply is, or could reasonably be expected to be, in the reasonable determination of the Board of Directors, harmful or damaging to the Fairway Group’s business, reputation, employees or customers or (y) Executive has previously failed to comply with such policy and was notified in writing of such failure, or (ii) the Fairway Group is not operating in substantially full compliance with all fire, safety, building and other codes; and provided further that if there is existing an event of default (or event which, with notice, the passage of time or both, would constitute an event of default) under the Fairway Group’s credit facilities, or the payment of such bonus would cause an event of default (or event which, with notice, the passage of time or both, would constitute an event of default) under the Fairway Group’s credit facilities, then payment of such bonus shall be postponed until such time as any existing event of default (or event which, with notice, the passage of time or both, would constitute an event of default) under the Fairway Group’s credit facilities is cured, and such bonus shall be paid at such time, without interest.

(c)           Executive shall be entitled to a cash bonus if a Qualifying Liquidity Event (as defined below) occurs during the Employment Term (the “Liquidity Bonus”); provided that Executive is, in the good faith judgment of the Board of Directors, including at least one designee of Sterling (as defined below), supportive of, and cooperative with, a process that results in a Qualifying Liquidity Event and is employed by the Company at the time of closing of such Qualifying Liquidity Event.

A “Qualifying Liquidity Event” shall be deemed to have occurred upon the consummation of a Liquidity Event (as defined below) that results in each of Sterling Investment Partners, L.P., Sterling Investment Partners Side-By-Side L.P., Sterling Investment Partners II, L.P. and Sterling Investment Partners Side-By-Side II, L.P. (collectively “Sterling”) realizing an internal rate of return, calculated annually in arrears, equal to at least 30% in respect of Sterling’s entire investment in Measurement Shares (assuming Sterling disposed of its entire interest in the Measurement Shares on the date of the expiration of the underwriters’ lockup where the Liquidity Event is the IPO (as defined below) and on the closing date where the Liquidity Event is the Sale of the Company (as defined below), without regard to whether such disposition actually occurred) after giving effect to the payment of, without duplication, (i) the Liquidity Bonus payable pursuant to this Agreement, (ii) any bonuses established by the Board of Directors in connection with a Liquidity Event, (iii) any bonuses payable by the Fairway Group in respect of a Liquidity Event pursuant to any employment arrangement between any member of the Fairway Group and any of its employees, if any, (iv) the Liquidity Bonus (as defined therein), if any, payable under the Company’s employment agreement with Daniel Glickberg, (v) any Incentive Bonus (as defined therein) and the Bonus Pool (as defined therein), if any, payable under the Company’s employment agreement with Howard Glickberg, and (vi) any Incentive Bonus (as defined therein) and any Liquidity Bonus (as defined therein) payable under the Company’s employment agreement with Randi Glickberg (the bonuses set forth in sub clauses (i), (ii), (iii), (iv), (v) and (vi) of this sentence are collectively referred to herein as the “Employment Agreement Bonuses”).  For purposes hereof, the term “Measurement Shares” shall mean those shares of the Company’s capital stock purchased by Sterling prior to the date of closing of the Liquidity Event.  In computing the internal rate of return of Sterling with respect to the Measurement Shares, no amounts received pursuant to any management agreement, and no transaction fee paid to Sterling or any of its affiliates (including any transaction fee received in connection with the transactions contemplated by the Purchase Agreement or the Liquidity Event), shall be deemed received by Sterling in respect of the Measurement Shares.  Any computation of internal rate of return shall be computed from January 18, 2007, the date of Sterling’s initial investment in the Company.  For purposes hereof, “Liquidity Event” shall mean the first to occur of:

(i)            the closing of a firm commitment underwritten initial public offering of the Company’s equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of common stock for the account of the Company to the public which results in (i) gross proceeds (before underwriting discounts and commissions) of at least $75,000,000, with at least $25,000,000 to the Company, from purchasers thereunder which are not affiliates of the Company, and (ii) an aggregate valuation of all the outstanding shares of the Company’s common stock (on a fully-diluted basis) immediately prior to consummation of the offering of at least $200,000,000 (the “IPO”), or

(ii)           a Sale of the Company (as defined in the Stockholders’ Agreement, dated as of January 18, 2007, as amended from time to time, among the Company, Executive and the other parties thereto (the “Stockholders’ Agreement”)).

For purposes of computing the internal rate of return where the Liquidity Event is the IPO, the computation shall be based on the average closing price of the common stock over the five trading period beginning five trading days prior to the expiration of the underwriters’ lockup.

If the Qualifying Liquidity Event is the IPO, then Executive shall receive a Liquidity Bonus equal to the lesser of (x) 0.642857% of the IPO Net Proceeds (as defined below) or (y) $642,857.00.  For purposes hereof, IPO Net Proceeds shall mean an amount equal to the net proceeds to the Company from the IPO after (x) the payment of all fees and expenses of the offering, including without limitation underwriting discounts and commissions, (y) the redemption of outstanding preferred stock and/or payment of any accrued dividend on the preferred stock with proceeds of the IPO and (z) the repayment of outstanding indebtedness with proceeds of the IPO.  Any Liquidity Bonus to be paid pursuant to this paragraph shall be paid within ten (10) days following expiration of the underwriters’ lockup, unless the payment will cause a default (with or without notice or with or without the passage of time or both) under the Fairway Group’s credit arrangements, in which case the payment shall be deferred, without interest, until the payment shall no longer cause a default under such arrangements.

If the Qualifying Liquidity Event is the Sale of the Company, then Executive shall receive a Liquidity Bonus equal to the lesser of (x) 0.3214285% of the Net Sale Proceeds (as defined below) or (y) $1,071,428.50.  For purposes hereof, Net Sale Proceeds shall mean an amount equal to the purchase price paid by the buyer, after deducting all indebtedness (including the preferred stock liquidation preference) and expenses that the sellers are obligated to pay in the sale and deducting all amounts placed in escrow for indemnification and working capital adjustments (provided that, upon release of such amounts from escrow to sellers, such amounts shall then be treated as purchase price).  In addition, if at December 31, 2012 and through the closing of such Sale of the Company the Company is in compliance with all accounting requirements (including without limitation Section 404 of the Sarbanes-Oxley Act of 2002) necessary for the Company to consummate an IPO, as determined by the Company’s independent accountants, then upon such Sale of the Company Executive shall be entitled to receive, in addition to the bonus set forth in the first sentence of this paragraph, a bonus equal to the lesser of (x) 0.1785714% of the Net Sale Proceeds and (y) the difference between $1,071,428.50 and the amount received pursuant to the first sentence of this paragraph.

If the internal rate of return and “3.0x” thresholds set forth in this Section 3(c) are not met if the full amount of the Employment Agreement Bonuses are paid, but will be met if the Employment Agreement Bonuses are only partially paid, then Executive shall be deemed to have waived that portion of any bonus due him under this Section 3(c), such that, after giving effect to the waiver, such thresholds are met, and Executive shall be entitled to the non-waived portion of his bonus in accordance with the terms hereof.  All reductions in bonus amounts shall be pro rata among Executive and each other person entitled to Employment Agreement Bonuses based on the amount of the bonus(es) they were entitled to before giving effect to the reduction contemplated by this paragraph.

For the avoidance of doubt, Executive shall only be entitled to a Liquidity Bonus hereunder upon the occurrence of the earlier of the IPO or the Sale of the Company and only if such Liquidity Event is a Qualifying Liquidity Event, and if Executive receives a Liquidity Bonus under this Section 3(c) in respect of the IPO, he shall not be entitled to a Liquidity Bonus under this Section 3(c) upon a subsequent Sale of the Company.

4.             EXPENSES.

The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder in accordance with Company policy as established from time to time by the Board of Directors.  Executive shall comply with such restrictions and shall keep such records as the Company may reasonably deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and regulations promulgated thereunder.

5.             OTHER BENEFITS.

Executive shall be entitled to paid vacation each year consistent with past practice, but not to exceed four weeks per year, and to participate in such benefit plans and arrangements and receive any other benefits customarily provided by the Company to its senior management personnel (including any profit sharing, pension, short- and long-term disability insurance, hospital, major medical insurance and group life insurance plans in accordance with the terms of such plans), all as determined from time to time by the Board of Directors, including at least one designee of Sterling (the “Benefit Plans”), including a car allowance and food allowance similar to that currently provided Executive, but not to exceed $15,600 annually.  Executive shall not be entitled to rollover or otherwise accumulate unused vacation days without the prior consent of the Board of Directors, including at least one designee of Sterling.

6.             DUTIES.

(a)           Executive shall perform such reasonable duties and functions as the President may lawfully assign to him and as are typically performed by executives in his position, including without limitation active oversight (including without limitation on-site supervision) of new store openings, and Executive shall comply in the performance of his duties with the policies of the Company and the Board of Directors, and be subject to the direction of the President and the Board of Directors.

(b)           During the Employment Term, Executive shall devote all of his business time and attention, reasonable vacation time and absences for sickness excepted, to the business of the Fairway Group, as necessary to fulfill his duties; provided, however, that Executive may engage in other activities so long as such activities do not unreasonably interfere with Executive’s performance of his duties hereunder and do not violate Section 9 hereof.  Executive shall perform the duties assigned to him with fidelity and to the best of his ability and in compliance in all material respects with the Code of Conduct.

(c)           Nothing contained in this Section 6 or elsewhere in this Agreement shall be construed to prevent Executive from investing or trading in non-competing investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments.

7.             TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

(a)           Executive’s employment hereunder shall terminate upon the first to occur of the following:

(i)            upon thirty (30) days’ prior written notice to Executive upon the determination by the Board of Directors that Executive’s employment shall be terminated for any reason which would not constitute “justifiable cause”;

(ii)           upon written notice to Executive upon the determination by the Board of Directors that there is justifiable cause for such termination;

(iii)          automatically upon the death of Executive;

(iv)          in accordance with the terms of subsection (e) hereof upon the “disability” (as defined below) of Executive;

(v)           upon written notice by Executive to the Company of a termination for “good reason” (as defined below) within thirty (30) days after the event that constitutes good reason;

(vi)          upon thirty (30) days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment without good reason; or

(vii)         upon expiration of the Employment Term.

(b)           For the purposes of this Agreement:

(i)            The term “disability” shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform the essential functions of his duties, with or without reasonable accommodation, for a period of three (3) months (whether or not consecutive) in any twelve (12) month period during the Employment Term, as reasonably determined by the Board of Directors, in good faith, after examination of Executive by an independent physician reasonably acceptable to Executive.

(ii)           The term “good reason” shall mean (A) the relocation of Executive’s principal office to a location that is not within a seventy-five (75) mile radius of New York City, (B) any request by the President that Executive engage in unlawful behavior, in each case that has not been remedied within thirty (30) days after written notice from Executive to the Board of Directors, (C) the failure of the Company to remit, in full and timely fashion, all compensation payable to Executive hereunder (subject to the Company’s right to defer payment of bonuses as set forth in Sections 3(b) and 3(c)) and such failure continues for a period of five days after written notice of such failure by the Executive to the Company, (D) other than with the prior written agreement of Executive, any material diminution of duties inconsistent with Executive’s title, authority, duties and responsibilities that has not been remedied within thirty (30) days after written notice from Executive to the Board of Directors detailing such material diminution (provided however that the following shall not constitute a material diminution of duties for purposes of this clause (D): (i) the reassignment of duties assigned to Executive that the Board of Directors has determined in good faith were not being performed by Executive after giving Executive prior written notice of such failure and Executive not having remedied such failure within 30 days after receipt of such notice or (ii) a change in the persons to whom Executive reports), and (E) a material breach by the Company of its obligations under this Agreement, the Stockholders’ Agreement or any agreement pursuant to which Executive has purchased stock of the Company and such breach continues for a period of five days after written notice of such breach by the Executive to the Company.

(iii)          The term “justifiable cause” shall mean (A) Executive’s repeated failure or refusal to attempt to perform his duties pursuant to this Agreement where such failure shall not have ceased or been remedied within fifteen (15) days following written warning from the Company; (B) Executive’s breach of this Agreement where such breach is material and shall not have ceased or been remedied within fifteen (15) days following written warning from the

Company; provided that nothing in this clause (B) shall require prior notice and a right to cure under any other clause of this definition; (C) Executive’s performance of any act or his failure to act, which constitutes a crime or offense involving money or property of the Fairway Group or a felony in the jurisdiction involved; (D) Executive’s performance of any act or his failure to act which constitutes, in the reasonable good faith determination of the Board of Directors made after giving the Executive an opportunity to confront the charges before the Board of Directors, dishonesty, malfeasance or a breach of a fiduciary trust, including without limitation misappropriation of funds or a misrepresentation (other than as a result of a good faith mistake by Executive) of the Company’s financial performance, operating results or financial condition to the Board of Directors or any executive officer; (E) any intentional unauthorized disclosure by Executive to any person, firm or corporation other than the members of the Fairway Group and their respective directors, managers, officers and employees, of any confidential information or trade secret of the Fairway Group; (F) any attempt by Executive to secure any personal profit (other than through his compensation and ownership of equity in the Company) in connection with the business of the Fairway Group (for example, without limitation, using Fairway Group assets to pursue other interests, diverting any business opportunity belonging to the Fairway Group to himself or to a third party, insider trading or taking bribes or kickbacks); (G) Executive’s engagement in a fraudulent act; (H) Executive’s engagement in conduct or activities outside the scope of his duties that is materially damaging to the property, business or reputation of the Fairway Group, as determined in reasonable good faith by the Board of Directors; (I) Executive’s unlawful use of controlled substances which affects job performance; (J) any act or omission by Executive involving malfeasance or negligence in the performance of Executive’s duties to the material detriment of the Fairway Group, as determined in reasonable good faith by the Board of Directors made after giving the Executive an opportunity to confront the charges before the Board of Directors; (K) Executive’s failure to comply with any of the Fairway Group’s written policies, including without limitation, the Code of Conduct, as determined in reasonable good faith by the Board of Directors, and either (1) such failure to comply is, or could reasonably be expected to be, in the reasonable determination of the Board of Directors, harmful or damaging to the Fairway Group’s business, reputation, employees or customers or (2) Executive has previously failed to comply with such policy and was notified in writing of such failure; (L) Executive’s failure to provide to the chief executive officer, President, chief financial officer and/or general counsel all certifications required of the Company’s senior officers by the Board of Directors in order to allow the Company to satisfy its financial and regulatory reporting requirements, as determined in reasonable good faith by the Board of Directors; or (M) the entry of any order of a court that remains in effect and is not discharged for a period of at least sixty (60) days, which enjoins or otherwise limits or restricts the performance by Executive under this Agreement, relating to any contract, agreement or commitment made by or applicable to Executive in favor of any former employer or any other person.

(iv)          A “Change of Control” shall be deemed to occur upon the occurrence of any of the following events:  (A) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, Sterling or any company of which Sterling owns, directly or indirectly, 51 percent or more of the voting power of its then outstanding securities) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 51 percent or more of the voting power of the Company’s then outstanding securities; (B) the Company merges or consolidates with any other person other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 51 percent or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person who is not a stockholder (or an affiliate of such stockholder) at such time acquires 51 percent or more of the combined voting power of the Company’s then outstanding securities; or (C) the Company sells, leases, exchanges or otherwise transfers (in one transaction or a series of related transactions) all or substantially all of the assets of the Company or the Company liquidates or dissolves.  For purposes of clarity, no Change of Control shall be deemed to occur as a result of a public offering of securities of the Company pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission.

(c)           Upon termination of Executive’s employment by the Company for justifiable cause or by Executive for other than good reason, Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive’s Annual Salary and reimbursement of expenses pursuant to Section 4 hereof as has been accrued through the date of his termination of employment.

(d)           If Executive should die during the Employment Term, this Agreement shall terminate immediately.  In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive’s Annual Salary and reimbursement of expenses pursuant to Section 4 as has been accrued through the date of his death, and the amount of any bonus, if any, pursuant to Section 3(b) which has been accrued through the date of his death.

(e)           Upon a finding by the Board of Directors of Executive’s disability in accordance with Section 7(b) hereof (the “Disability Determination”), the Company shall have the right to terminate Executive’s employment.  Any termination pursuant to this subsection (e) shall be effective on the date thirty (30) days after which Executive shall have received written notice of the Company’s election to terminate.  In such event, Executive shall thereupon be entitled to receive such portion of Executive’s Annual Salary and reimbursement of expenses pursuant to Section 4 as has been accrued through the date of the Disability Determination, and the amount of any bonus, if any, pursuant to Section 3(b) which has been accrued through the date on which Executive became disabled.  Executive shall also be entitled to any amounts or benefits payable under the terms of the Benefit Plans.

(f)            Notwithstanding any provision to the contrary contained herein:

(i)            in the event that Executive’s employment is terminated during the Employment Term (A) by the Company without justifiable cause (other than due to death or disability) or (B) by Executive for good reason, the Company shall

(1)   continue to pay Executive his then current Annual Salary (subject to applicable tax withholding), payable in equal installments in accordance with the Company’s payroll practices then in existence, for a period (aa) if such termination occurs during the Initial Term, ending on the later of (x) June 30, 2013 or (y) eighteen (18) months following the date of termination, or (bb) if such termination occurs during any Additional Term, ending eighteen (18) months following the date of termination; and

(2)   pay Executive the amount of any bonus, if any, pursuant to Section 3(b) which has been accrued through the date of termination (all such bonuses shall be accrued consistent with GAAP).

The amounts set forth in this Section 7(f)(i) shall be subject to reduction as set forth in the second proviso to the first sentence of Section 9(a) and shall be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 4 hereof and any payments or benefits payable under the Benefit Plans); or

(ii)           If a Change of Control occurs during the Employment Term and Executive’s employment is terminated within 24 months after such Change of Control (A) by the Company (other than for justifiable cause, death or disability) or (B) by the Executive for good reason, the Company shall, for a period of two years from the date of termination, continue to pay Executive in equal installments in accordance with the Company’s payroll practices then in existence and subject to applicable tax withholding, an amount equal to (1) his then current Annual Salary and (2) the amount of any bonus, if any, awarded to Executive pursuant to Section 3(b) in the year prior to his termination, which amounts shall be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting unpaid Annual Salary, accrued and unpaid bonuses, reimbursement of expenses pursuant to Section 4 hereof and any payments or benefits payable under the Benefit Plans).

The period during which payments are made pursuant to clauses (i)(1) and (ii) of this Section 7(f) is hereinafter referred to as the “Severance Period.”  The Company will pay Executive’s and Executive’s eligible dependents’ COBRA continuation health coverage premiums (to the same extent the Company bears the expense of coverage for Executive and his eligible dependents under its group health plan at the time of termination) until the earliest of (x) the end of the Severance Period, (y) the date Executive begins employment with another entity which provides substantially similar benefits to Executive or (z) Executive and Executive’s dependents cease to be eligible for such coverage.  The payments made pursuant to clauses (i) and (ii) of this Section 7(f) and the payment of COBRA continuation coverage premiums as provided in the preceding sentence are collectively hereinafter referred to as the “Severance Payments.”  The Company’s obligation to make the Severance Payments shall be conditional upon (1) Executive executing and delivering to the Company within 30 days after the date of his termination of employment (or, if sooner, by December 31 of the year of such termination) a general release in favor of the Fairway Group and its current and former stockholders, directors, officers and employees (which release shall not waive Executive’s rights to all Severance Payments hereunder, including Executive’s right to enforce payment of such Severance Payments) in substantially the form of Exhibit A hereto, and no Severance Payments shall be made hereunder until such release is executed and delivered to the Company, and (2) Executive’s compliance with his obligations under Sections 9, 10, 11 and 12 hereof.

(g)           Upon Executive’s termination of his employment hereunder for other than good reason, this Agreement (other than Sections 4, 7(g), 9, 10, 11, 12, 14, 15 and 21, which shall survive in accordance with their terms) shall terminate.  In such event, Executive shall be entitled to receive such portion of Executive’s Annual Salary as has been accrued to date.  Executive shall be entitled to reimbursement of expenses pursuant to Section 4 hereof.  Executive shall also be entitled to any amounts or benefits payable under the terms of the Benefit Plans.

(h)           Upon the Company giving notice of termination pursuant to Section 7(a)(i) or (ii) or Executive giving notice of termination pursuant to Section 7(a)(v) or (vi), the Company may require that Executive immediately leave the Company’s premises, but such requirement shall not affect the effective date of termination of employment.

(i)            Any termination of employment hereunder shall include termination from all applicable board and officer positions with any member of the Fairway Group.

8.             REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

(a)           Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

(b)           Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be reasonably required by any insurance company in connection with the Company’s obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

9.             NON-COMPETITION.

(a)           In view of the unique and valuable services expected to be rendered by Executive to the Fairway Group, Executive’s knowledge of the trade secrets and other proprietary information relating to the business of the Fairway Group and in consideration of the compensation to be received hereunder, the bonus received by Executive for entering into the Prior Agreement and Executive’s ownership interest in the Company (including without limitation the additional shares of fully vested stock issued to Executive in February 2011), Executive agrees that during his employment by the Company and for the longer of (i) eighteen (18) months following the termination of Executive’s employment hereunder or (ii) the Severance Period (the “Non-Competition Period”), Executive shall not, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, consultant, joint venturer, investor, licensor, lender or in any other capacity whatsoever, alone, or in association with any other person, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any person engaged in the retail grocery and food services business and related services anywhere in the following states:  New York, New Jersey, Connecticut, Massachusetts, Maine, Vermont, New Hampshire, Rhode Island, Pennsylvania, Maryland, Delaware, Virginia and the District of Columbia; provided that the foregoing restriction shall only be applicable if Executive’s employment is terminated by the Company for justifiable cause, Executive’s election not to renew this Agreement or by Executive without good reason (including Executive’s election not to renew this Agreement); and provided further that if Executive accepts employment with a competitor of the Company, Executive’s Severance Payments hereunder shall be reduced by the reasonable compensation that would be paid to a person in the position accepted by Executive.  The record or beneficial ownership by Executive of up to one percent (1%) of the shares of any corporation whose shares are publicly traded on a national securities exchange or in the over-the-counter market shall not of itself constitute a breach hereunder.  In addition, Executive shall not, directly or indirectly, during the Non-Competition Period, request or cause any suppliers or customers with whom the Fairway Group has a business relationship to cancel or terminate any such business relationship with any member of the Fairway Group or solicit, interfere with, entice from or hire from any member of the Fairway Group any employee (or former employee) of any member of the Fairway Group.  If the Company breaches its obligation to make the Severance Payments or to comply with its obligations under Section 4 hereof, and such breach is not cured within thirty (30) days after written notice of such breach is provided to the Company by Executive, Executive shall be released from his obligations under this Section 9.  If Executive does not comply with his obligations under this Section 9 (other than in the circumstances described in the preceding sentence), then notwithstanding anything herein to the contrary, the Company shall not be obligated to pay Executive any remaining portion of the Severance Payments.

(b)           During the Non-Competition Period:

(i)            Executive shall not make any oral or written statements, either directly or through other persons or entities, which are disparaging to any member of the Fairway Group or any of its affiliates, management, officers, directors, services, products, operations or other matters relating to the Fairway Group’s businesses; and

(ii)           The Fairway Group (including its executive leadership team, officers and directors) shall not make any oral or written statements, either directly or through other persons or entities, which are disparaging to Executive.

Notwithstanding the foregoing provisions of this Section 9(b), it shall not be a violation of this Section 9(b) for Executive or the Fairway Group to (i) make truthful statements when required by order of a court or other body having jurisdiction, any governmental investigation or inquiry by a governmental entity, subpoena, court order, compulsory legal process, or as otherwise may be required by law, (ii) make traditional competitive statements in the course of promoting a competing business (except in violation of Section 9, 10 or 11 hereof), (iii) disclose that Executive is no longer employed by the Company or (iv) rebut inaccurate statements made by the other party.

(c)           If any portion of the restrictions set forth in this Section 9 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

(d)           Executive acknowledges that Sterling and other executives of the Fairway Group have invested substantial monies in the Company in connection with the acquisition of the Business (as defined in the Purchase Agreement) and subsequently to expand the operations of the Fairway Group and that the provisions of this Section 9 were a material inducement to Sterling and such executives to invest in the Company and for the Company to consummate the transactions contemplated by the Purchase Agreement (the “Acquisition”), and that Sterling and such executives would not have invested and the Company would not have consummated the Acquisition but for the agreements and covenants contained in the Prior Agreement and continued herein.  Executive further acknowledges that the territorial and time limitations set forth in this Section 9 are reasonable and properly required for the adequate protection of the business of the Fairway Group.  Executive hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 9 on the ground of breadth of its geographic or product and service coverage or length of term.  In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

(e)           The existence of any claim or cause of action by Executive against the Company or any other member of the Fairway Group shall not constitute a defense to the enforcement by the Fairway Group of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

10.          INVENTIONS AND DISCOVERIES.

(a)           Executive shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, developed, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the Employment Term, solely or jointly with others, using the Fairway Group’s resources, or relating to any current or proposed business or activities of the Fairway Group known to him as a consequence of his employment or the rendering of services hereunder (collectively, the “Subject Matter”).

(b)           Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for trademarks, copyrights or patents, as may be necessary to obtain trademarks, copyrights and patents for any thereof in any and all countries and to vest title thereto in the Company.  Executive shall assist the Company in obtaining such trademarks, copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that following termination of employment Executive shall be reasonably compensated for his time and reimbursed his reasonable out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required after the Non-Competition Period.

11.          NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a)           Executive shall not, during the term of this Agreement, or at any time following expiration or termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company’s advisors and consultants) or as is required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Company’s President, to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment hereunder, relating to the Fairway Group, any client of the Fairway Group, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing.  Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information.  This confidentiality obligation shall not apply to any confidential information which becomes publicly available from sources unrelated to the Fairway Group.

(b)           All information and documents relating to the Fairway Group as hereinabove described (or other business affairs) shall be the exclusive property of the Fairway Group, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof.  Upon termination of Executive’s employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive’s possession or control shall be returned and left with the Company.

12.          SPECIFIC PERFORMANCE.

Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 9, 10 or 11 (the “Restrictive Covenants”), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, without the posting of any bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Fairway Group and that money damages would not provide an adequate remedy to the Company.  Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

13.          AMENDMENT OR ALTERATION.

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

14.          GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.

15.          SEVERABILITY.

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

16.          WITHHOLDING.

The Company may deduct and withhold from the payments to be made to Executive hereunder any amounts required to be deducted and withheld by the Company under the provisions of any applicable statute, law, regulation or ordinance now or hereafter enacted.

17.          NOTICES.

Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or at the expiration of three days in the event of a mailing.

18.          COUNTERPARTS AND FACSIMILE SIGNATURES.

This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  For purposes of this Agreement, a facsimile copy of a party’s signature shall be sufficient to bind such party.

19.          WAIVER OR BREACH.

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

20.          ENTIRE AGREEMENT AND BINDING EFFECT.

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, both written and oral, between the parties with respect to the subject matter hereof, including without limitation the Prior Agreement, and may be modified only by a written instrument signed by each of the parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company.  It is intended that Sections 9, 10, 11, 12 and 21 benefit each of the Company and each other member of the Fairway Group, each of which is entitled to enforce the provisions of Sections 9, 10, 11, 12 and 21.

21.          ARBITRATION.

(a)           The parties hereto agree that all claims between them (other than those seeking specific performance or other equitable relief) resulting from this Agreement, any certificate, schedule, exhibit or other document delivered pursuant hereto, and the transactions contemplated hereby, shall be settled by arbitration as set forth in this Section 21.  The arbitration proceeding will take place in the City of New York, State of New York.  The parties hereto acknowledge that they have had the opportunity to consult with counsel regarding this Section 21, that they fully understand its terms, content and effect, and that they voluntarily and knowingly agree to the terms of this Section 21 and to arbitration of all claims between them (other than those seeking specific performance or other equitable relief).

(b)           Any dispute between the parties arising out of or in any way related to this Agreement or any other agreement in any way arising out of or related to this Agreement (including, but not limited to the Transaction Documents (as such term is defined in the Purchase Agreement), shall be resolved exclusively by arbitration before a single independent arbitrator chosen by the American Arbitration Association (“AAA”) and conducted under the AAA’s Employment Dispute Resolution Rules, it being the intention of the parties that no possible dispute between them be litigated in a court and that any and all possible disputes between them be arbitrated except as provided in Section 12.  To the extent permitted by the AAA’s rules, the arbitrator shall be required (a) to apply the Federal Rules of Evidence, and (b) render a decision strictly in accordance with the laws of the State of New York.  For the purposes of this Section 21, the term “parties” shall be interpreted as broadly as possible so as to grant any and all affiliates, subsidiaries, officers, directors, employees, attorneys, professionals, shareholders, members, general partners, limited partners, general partnerships, limited partnerships, limited liability companies, persons or any other forms of business entities in any way affiliated or connected with the Company (“Related Third Parties”) the absolute and unequivocal right to demand arbitration in any dispute with Executive that would be governed by this Section 21 if it were a dispute solely between the Company and Executive.  Moreover, Executive hereby unequivocally waives any claim that he should not be required to arbitrate a dispute with any Related Third Party because such party is not a signatory to this Agreement, and instead acknowledges that any and all Related Third Parties are express third party beneficiaries of this Section 21.  Any arbitration commenced pursuant to this Section 21 shall be consolidated with any other pending arbitration arising out of or in any way related to this Agreement or any agreement related to this Agreement (including but not limited to the Transaction Documents).  The decision of the arbitrator shall be final and binding upon the parties.  The arbitrator shall render his award not later than thirty (30) days after the conclusion of the hearing.  The decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties.  In rendering an award, the arbitrator shall have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrator is expressly limited accordingly.

(c)           Judgment may be entered on the award of the arbitrator and may be enforced in any competent court having jurisdiction; provided, however, that no motion to confirm any arbitration award shall be made for ten days after such award.  In the event that the losing party pays the full amount of the award within that ten day period, no motion for confirmation shall be made, and the arbitrator’s award shall remain confidential.  Absent a motion to confirm or vacate an arbitrator’s award, the fact and details of the arbitration proceeding pursuant to this Section 21 shall remain strictly confidential.

22.          SURVIVAL.

Except as otherwise expressly provided herein, the termination of Executive’s employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 9, 10, 11, 12, 14, 21 and 23 hereof.

23.          LIMITATION ON PAYMENTS; SECTION 409A COMPLIANCE.

Notwithstanding anything in this Agreement to the contrary, to the extent that any payments or benefits provided to Executive in this Agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this Section 23, would subject Executive to the excise tax imposed by Section 4999 of the Code, Executive’s right to receive such payments or benefits shall be contingent upon requisite stockholder approval of such payments and benefits in accordance with Section 280G of the Code and the Treasury Regulations thereunder and the Company shall use reasonable best efforts to secure such approval.

If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s separation from service, then Executive shall not be entitled to any Severance Payments or other benefits pursuant to Section 7 of this Agreement until the earlier of (a) the date which is six months after the date of Executive’s separation from service or (ii) the date of Executive’s death.  This paragraph shall only apply if, and to the extent, required in order to comply with Section 409A of the Code.  Any amounts otherwise payable to Executive upon or in the six-month period following Executive’s separation from service that are not so paid by reason of this paragraph shall be paid to Executive (or Executive’s estate, as the case may be) as soon as practicable (and in all events within twenty days) after the expiration of such six-month period or (if applicable, the date of Executive’s death).

Any taxable reimbursements pursuant to Section 4 shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements pursuant to Section 4 are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that Executive may receive in any other taxable year.

It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of any authority or discretion hereunder shall comply with, and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.  Notwithstanding the foregoing, Executive shall bear the cost of any failure to comply with Section 409A of the Code and the Company shall have no obligation to pay or reimburse Executive for the payment of any amount of tax, penalty or interest incurred pursuant to Section 409A of the Code.

24.          FURTHER ASSURANCES.

The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

25.          CONSTRUCTION OF AGREEMENT.

No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

26.          HEADINGS.

The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

FAIRWAY GROUP HOLDINGS CORP.

By:	/s/ Herb Ruetsch
Name: Herb Ruetsch
Title: President and Chief Operating Officer

/s/ Peter Romano
Peter Romano

EXECUTION COPY

EXHIBIT A

FORM OF GENERAL RELEASE

In exchange for the payments and benefits set forth in the Amended and Restated Junior Partner Employment Agreement between Fairway Group Holdings Corp. (the “Company”) and me dated as of January 1, 2011 (the “Agreement”), and to be provided following the Effective Date (as defined below) of this General Release and subject to the terms of the Agreement, and my execution (without revocation) and delivery of this General Release:

1. (a) On behalf of myself, my agents, assignees, attorneys, heirs, executors and administrators, I hereby release the Company and its predecessors, successors and assigns, their current and former parents, affiliates, subsidiaries, divisions and joint ventures (collectively, the “Fairway Group”), and all of their current and former officers, directors, employees, and agents, in their capacity as Fairway Group representatives (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Company (individually and collectively, “Claims”) that I may have by reason of any matter, cause, act or omission.  This release applies to Claims that I know about and those I may not know about occurring at any time on or before the date of execution of this General Release.

(b) This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Act, [and] the New York City Human Rights Act, [and the New Jersey Law Against Discrimination,](1) as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour.  I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories.

(c) This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program.

(d) In addition, I am waiving my right to pursue any Claims against the Company and Releasees under any applicable dispute resolution procedure, including any arbitration policy.

I acknowledge that this General Release is intended to include, without limitation, all Claims known or unknown that I have or may have against the Company and Releasees through the Effective Date of this General Release.  Notwithstanding anything herein, I expressly reserve and do not release pursuant to this General Release (and the definition of “Claims” will not include) (i) my rights with respect to the enforcement of the right to receive the payments (including without limitation the Severance Payments (as such term is defined in the Agreement) and benefits specified in the Agreement, (iii) any rights or

(1)  Include if a NJ resident.

interest under any Benefit Plan (as such term is defined in the Agreement), (iii) any right to indemnification pursuant to the Company’s Certificate of Incorporation and By-Laws as in effect on the date hereof, or the protections of the Company’s directors and officers liability insurance, in each case, to the same extent provided to other Junior Partners (as such term is defined in the Purchase Agreement) of the Company and (iv) any rights under the Stockholders’ Agreement (as such term is defined in the Agreement) or any agreement pursuant to which Executive has purchased stock of the Company.

2. I acknowledge that I have had at least 21(2) calendar days from the date of my termination of employment with the Company (the “Termination Date”) to consider the terms of this General Release, that I have been advised to consult with an attorney regarding the terms of this General Release prior to executing it, that I have consulted with my attorney, that I fully understand all of the terms and conditions of this General Release, that I understand that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and I am entering into this General Release knowingly, voluntarily and of my own free will.  I further understand that my failure to sign this General Release and return such signed General Release to the Company, 2284 12th Avenue, New York, New York 10027 (attention: General Counsel) by 5:00 pm on the 22nd(3) day after the Termination Date will render me ineligible for the payments and benefits described herein and in the Agreement.

3. I understand that once I sign and return this General Release to the Company, I have 7 calendar days to revoke it.  I may do so by delivering to the Company, 2284 12th Avenue, New York, New York 10027 (attention: General Counsel) written notice of my revocation within the 7-day revocation period (the “Revocation Period”).  This General Release will become effective on the 8th day after I sign and return it to the Company (“Effective Date”) provided that I have not revoked it during the Revocation Period.

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE.

I HAVE READ THIS GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

By:	/s/ Peter Romano

Date:

(2)  Change to 45 days in the case of a group termination under the ADEA

(3)  If 21 days changed to 45 days, change to 46th.